                          OFFER TO PURCHASE FOR CASH
                                     UP TO
                            3,703,703 COMMON SHARES
                                      OF

                          LASALLE RE HOLDINGS LIMITED
                                      AT
           NO GREATER THAN $30.00 NOR LESS THAN $27.00 NET PER SHARE


  THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 25, 1997, UNLESS THE OFFER IS EXTENDED.


                                                                 March 28, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  LASALLE RE HOLDINGS LIMITED, a Bermuda company (the "Company"), is making an offer to purchase for cancellation up to 3,703,703 of its Common Shares, par value $1.00 per share (such shares, together with all other outstanding Common Shares of the Company, the "Shares"), at a price no greater than $30.00 nor less than $27.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 28, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith.

  The Company will determine a single price (no greater than $30.00 nor less than $27.00), net to the seller in cash, that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to purchase 3,703,703 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as (i) are validly tendered at prices no greater than $30.00 nor less than $27.00 per Share or (ii) requires payment of an aggregate Purchase Price of $100,000,000). The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described in the Offer to Purchase. See Section 1 of the Offer to Purchase.

  The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 11 OF THE OFFER TO PURCHASE.

  Enclosed herewith for your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

    1. The Offer to Purchase, dated March 28, 1997;

    2. The Letter of Transmittal for your use and for the information of your clients;

    3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary (as defined in the Offer to Purchase) before the expiration of the Offer or if the procedures for book-entry transfer cannot be completed on a timely basis;

    4. A printed form of letter which may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

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    5. Guidelines of the Internal Revenue Service for Certification of
  Taxpayer Identification Number on Substitute Form W-9; and

    6. A return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 25, 1997, UNLESS THE OFFER IS EXTENDED.

  In order to accept the Offer, (i) a duly executed and properly completed Letter of Transmittal with any required signature guarantees, any Agent's Message (as defined in the Offer to Purchase) and any other documentation should be sent to the Depositary, and (ii) either certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impractical for them to forward their certificates for such Shares or other required documentation on or prior to the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 4 of the Offer to Purchase.

  The Company will not pay any commissions or fees to any broker, dealer or other person (other than the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

  As described in the Offer to Purchase, if more than 3,703,703 Shares have been validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, or if Shares have been validly tendered at or below the Purchase Price for an aggregate Purchase Price exceeding $100,000,000, the Company will accept Shares for purchase in the following order of priority: (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any shareholder who owned beneficially, as of the close of business on March 28, 1997, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis.

  Any questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent.

                                          Very truly yours,

                                          LaSalle Re Holdings Limited

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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